 Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE
October 18, 2006
CONTACT: Chadwick J. Byrd
(509) 534 - 6200

AMBASSADORS GROUP REPORTS $0.80 Q3 2006 PER SHARE EARNINGS
Spokane, WA. - October 18, 2006
Ambassadors Group Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences, announced $0.80 fully diluted per share earnings for the quarter ended September 30, 2006, a 17 percent increase over $0.68 fully diluted per share earnings for the same period one year ago. Net income for the third quarter 2006 was $17.1 million, compared to $14.6 million for the third quarter 2005. Comparing the nine months ended September 30, 2006 and 2005, fully diluted per share earnings increased 17 percent to $1.50 in 2006 from $1.28 in 2005, and net income increased to $32.1 million in 2006 from $27.2 million in 2005.

Jeff Thomas, president and chief executive officer of Ambassadors Group, Inc. stated, “We are pleased with the results of our 2006 summer travel season. We have continued to grow by focusing on delivering high-quality, mission-oriented educational travel programs. This summer, we traveled over 35,000 delegates to over 28 different countries. Our customer surveys continue to demonstrate that we are delivering on our promises: 98% of our student delegates this summer said that we meet or beat their program expectations.

“The global environment continues to present unusual challenges to which we must respond quickly and comprehensively. For example, we had four groups of students - approximately 160 students - passing through London’s Heathrow airport on the day of the ‘near miss’ in August. As usual, we implemented our response team to ensure that our students were safe and their parents well informed.

"Our gross margin was negatively impacted this quarter due to incurring higher than expected international air fares, driven by increasing demand for international travel and high fuel prices.

“At the same time as we focus on operating our business efficiently and effectively, we continue to review and evaluate our capital deployment plans. Year to date, we have returned $8.3 million to shareowners in the form of dividends ($5.3 million) and share repurchases ($3.0 million).

“On September 14, 2006, we held a 50th Anniversary Dinner for People to People International in the Ronald Reagan building in Washington, DC. Almost 700 people were in attendance to hear Mary Jean Eisenhower (granddaughter of People to People International Founder, Dwight D. Eisenhower) and Tom Brokaw discuss the importance of creating international understanding through personal interaction.”

Quarter Ended September 30, 2006

Gross program receipts increased 25 percent, to $102.7 million, in the third quarter 2006 from $82.2 million in the third quarter 2005. Net revenue increased 15 percent, to $35.1 million, in the third quarter 2006 from $30.4 million in the same period of 2005. The increases in gross program receipts and net revenue are due to an 18 percent increase in traveled delegates quarter over quarter. During the third quarters of 2006 and 2005, we traveled approximately 19,500 and 16,500 delegates, respectively.

Operating expenses were $11.6 million and $9.7 million in the third quarters 2006 and 2005, respectively. The $1.8 million increase was attributable to expenses supporting a greater number of delegates traveling and increased marketing expenses for 2007 travel programs.

Other income increased 65 percent in the third quarter 2006, to $1.3 million from $0.8 million in the third quarter 2005. The increased interest income was earned through increased rates of return on higher cash, cash equivalents and available-for-sale security balances held during the quarter ended September 30, 2006.

Nine Months Ended September 30, 2006

Comparing the nine months ended September 30, 2006 and 2005, gross program receipts increased 22 percent to $206.9 million from $169.7 million, and net revenue increased 17 percent to $72.8 million from $62.3 million, respectively. The increased gross program receipts and net revenue resulted from a 14 percent increase in delegates traveling in the first nine months of 2006 compared to the first nine months of 2005, partially offset by decreased margins year over year. During the nine months ended September 30, 2006 and 2005, we traveled approximately 40,600 and 35,600 delegates, respectively.

Operating expenses for the nine months ended September 30, 2006 and 2005 were $29.6 and $24.0 million, respectively. The $5.7 million increase is attributable to costs associated with the increased number of delegates traveling, as well as increased selling and tour expenses associated with our 2006 and 2007 travel programs.

Other income in the nine month period ended September 30, 2006 increased 80 percent to $3.6 million from $2.0 million in the nine months ended September 30, 2005. This $1.6 million increase resulted from increased average cash, cash equivalents and available-for-sale security investment balances and higher interest rates.

Cash Flow and Balance Sheet

Total assets increased 25 percent to $137.7 million at September 30, 2006 from $110.0 million at September 30, 2005. Cash, cash equivalents, and available-for-sale securities were $120.7 million, 88 percent of total assets, at September 30, 2006. Our deployable cash (see definition on final page of the press release) increased $20.3 million, 31 percent, to $86.0 million and our participant deposits increased $8.9 million, 44 percent, to $29.5 million year on year.

Cash provided by operations during the nine months ended September 30, 2006 decreased $5.1 million to $13.6 million in comparison to $18.7 million for the nine months ended September 30, 2005. This decrease resulted from increased program deposits and accounts payable activity for fourth quarter delegate travel in 2006 versus 2005. Cash used in investing activities increased $6.8 million in the corresponding periods primarily due to the timing of short-term investment purchases and expenditures related to the construction of a new corporate headquarters.

Cash used in financing activities increased slightly year over year, to $5.3 million from $4.9 million during the nine months ended September 30, 2006 and 2005, respectively. This net increase resulted from quarterly dividends increasing to $5.3 million in 2006 from $4.0 million in 2005, netted with $1.7 million excess tax benefits from stock based compensation during 2006.

The following summarizes our statements of operations for the quarters and the nine months ended September 30, 2006 and 2005 (in thousands, except per share amounts).

	UNAUDITED
	Nine months ended September 30,		Three months ended September 30,
	2006	2005	2006	2005
Gross program receipts	$206,852	$169,665	$102,733	$82,161
Net revenue	$72,778	$62,318	$35,093	$30,447
Operating expenses:
Selling and tour promotion	22,925	19,421	9,176	7,991
General and administration	6,707	4,545	2,399	1,754
Total operating expenses	29,632	23,966	11,575	9,745

Operating income	43,146	38,352	23,518	20,702

Other income, net	3,626	2,010	1,263	765
Income before tax	46,772	40,362	24,781	21,467
Income tax provision	14,654	13,138	7,682	6,855
Net income	$32,118	$27,224	$17,099	$14,612

Earnings per share - basic	$1.56	$1.34	$0.83	$0.72

Weighted average shares outstanding - basic	20,559	20,258	20,609	20,336

Earnings per share - diluted	$1.50	$1.28	$0.80	$0.68

Weighted average shares outstanding - diluted	21,390	21,303	21,418	21,379

Gross program receipts reflect total payments received by us for directly delivered and non-directly delivered programs. Gross program receipts less program pass-through expenses for non-directly delivered programs and cost of sales for directly delivered programs constitute our net revenues. For non-directly delivered programs, we do not actively deliver the operations of each program. For directly delivered programs, however, we organize and operate all activities including speakers, facilitators, events, accommodations and transportation.

We have a single operating segment consisting of the educational travel and sports programs for students, athletes and professionals. These programs have similar economic characteristics and offer comparable products to participants, as well as utilize similar processes for program marketing.

The following summarizes our balance sheets as of September 30, 2006, September 30, 2005 and December 31, 2005 (in thousands):

	UNAUDITED
	September 30,		December 31,
	2006	2005	2005
Assets
Cash and cash equivalents	$26,329	$22,670	$26,916
Available-for-sale securities	94,418	76,649	89,688
Foreign currency exchange contracts	687	—	—
Prepaid program cost and expenses	5,927	3,656	1,596
Other current assets	784	1,208	955
Total current assets	128,145	104,183	119,155
Property and equipment, net	8,375	5,032	5,140
Deferred income tax	1,005	660	584
Other assets	167	161	167
Total assets	$137,692	$110,036	$125,046

Liabilities and Stockholders’ Equity
Accounts payable and accruals	$9,772	$13,821	$6,022
Foreign currency exchange contracts	—	1,142	1,896
Other liabilities	1,183	2,646	2,596
Participants’ deposits	29,517	20,568	47,463
Capital lease	188	183	180
Total current liabilities	40,660	38,360	58,157
Capital lease	245	401	387
Total liabilities	40,905	38,761	58,544
Stockholders’ equity	96,787	71,275	66,502
Total liabilities and stockholders’ equity	$137,692	$110,036	$125,046

The following summarizes our statements of cash flows for the nine months ended September 30, 2006 and 2005 (in thousands):

	UNAUDITED
	Nine months ended September 30,
	2006	2005
Cash flows from operating activities:
Net income	$32,118	$27,224
Adjustments to reconcile net income:
Depreciation and amortization	1,083	781
Amortization of unearned compensation	541	307
Excess tax benefit from stock based compensation	(1,703)	—
Stock option expense	1,020	—
Change in assets and liabilities:
Prepaid program costs and expenses	(4,331)	(1,195)
Accounts payable and accrued expenses	3,537	10,096
Participants’ deposits	(17,946)	(18,040)
Other current assets	(699)	(454)
Net cash provided by operating activities	13,620	18,719
Cash flows from investing activities:
Net change in available-for-sale securities and other	(4,593)	(234)
Purchase of property and equipment and other	(4,318)	(1,902)
Net cash used in investing activities	(8,911)	(2,136)
Cash flows from financing activities:
Dividend payment to shareholders	(5,278)	(3,971)
Repurchase of common stock	(2,984)	(2,865)
Proceeds from exercise of stock options	1,397	1,904
Excess tax benefit from stock based compensation	1,703	—
Capital lease payments and other	(134)	(17)
Net cash used in financing activities	(5,296)	(4,949)
Net increase in cash and cash equivalents	(587)	11,634
Cash and cash equivalents, beginning of period	26,916	11,036
Cash and cash equivalents, end of period	$26,329	$22,670

Deployable cash is a non-GAAP liquidity measure. Deployable cash is calculated as the sum of cash and cash equivalents, available for sale securities, and prepaid program costs and expenses less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes and foreign exchange currency contracts), participant deposits and the current portion of long-term capital lease. We believe this non-GAAP measure is useful to investors in understanding the cash available to deploy for future business opportunities. The following summarizes our deployable cash as of September 30, 2006, September 30, 2005 and December 31, 2005 (in thousands):

	UNAUDITED
	September 30,		December 31,
	2006	2005	2005
Cash, cash equivalents and available-for-sale securities	$120,747	$99,319	$116,604
Prepaid program cost and expenses	5,927	3,656	1,596
Less: Participants’ deposits	(29,517)	(20,568)	(47,463)
Less: Accounts payable / accruals / other liabilities	(11,143)	(16,650)	(8,798)
Deployable cash	$86,014	$65,757	$61,939

Quarterly conference call and webcast

We will host a conference call to discuss third quarter 2006 results of operations on Thursday, October 19, 2006 at 8:30 a.m. Pacific Time. You may join the call by dialing 866-578-5788 then entering the pass code: Ambassadors Group. Or, you may also join the call via the Internet at www.ambassadorsgroup.com/EPAX. For post-view access, you may dial 888-286-8010 with the pass code 49916860 and follow the prompts, or visit www.ambassadorsgroup.com/EPAX. Post-view dial-in access will be available beginning October 19, 2006 at 1:30 p.m. until December 19, 2006. Post-view Webcast access will be available following the conference call through December 19, 2006.

Business overview

Ambassadors Group, Inc. is a leading educational travel organization that organizes and promotes international and domestic programs for students, athletes, and professionals. These programs provide the opportunities for grade school, junior, and senior high school students to visit foreign and domestic destinations to learn about the history, government, economy and culture of such areas, as well as for junior and senior high school athletes to participate in international sports challenges. Our professional programs emphasize meetings and seminars between participants and persons in similar professions abroad. We are headquartered in Spokane, Washington, with associates also in Denver, Colorado and Washington, D.C. In this press release, “Company,” “we,” “us,” and “our” refer to Ambassadors Group, Inc.

Forward-looking statements

This press release contains forward-looking statements regarding our actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to the conflict in the Middle East and international unrest, outbreak of disease, conditions in the travel industry, direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in our expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained. For a more complete discussion of these and other factors, please refer to the Ambassadors Group, Inc. 10K filed March 9, 2006 and proxy filed April 7, 2006.